Exhibit 10.1

Amendment
to the
MERITAGE HOMES CORPORATION
Amended AND restated
2018 STOCK INCENTIVE PLAN
Meritage Homes Corporation (the “Company”) previously established the Meritage Homes Corporation 2018 Stock Incentive Plan (the “Plan”). By the adoption of this Amendment, the Company wishes to amend the Plan to increase the authorized number of shares available for grant under the Plan by 800,000.

1.This Amendment shall be effective as of the date it is approved by the Company’s stockholders at its 2023 Annual Meeting.
2.Section 5.1 (Number of Shares) of the Plan is hereby amended and restated in its entirety to read as follows:
5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 10, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 2,050,000, plus the number of shares of Stock that were authorized but unissued under the 2006 Plan and all Prior Plans as of May 13, 2019. The shares of Stock delivered pursuant to any Award may consist, in whole or in part, of authorized but unissued Stock, treasury Stock not reserved for any other purposes, or Stock purchased on the open market.

3.This Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.